Exhibit 99.1

For more information, contact:

John M. Matovina, Chief Executive Officer
(515) 457-1813, jmatovina@american-equity.com

Ted M. Johnson, Chief Financial Officer
(515) 457-1980, tjohnson@american-equity.com

FOR IMMEDIATE RELEASE	Debra J. Richardson, Chief Administrative Officer
October 22, 2013	(515) 273-3551, drichardson@american-equity.com

Julie L. LaFollette, Director of Investor Relations
(515) 273-3602, jlafollette@american-equity.com
American Equity Announces Expiration and Final Results of Exchange Offers for 3.50% Convertible Senior Notes Due 2015 and 5.25% Contingent Convertible Senior Notes Due 2029
WEST DES MOINES, IA - October 22, 2013 - American Equity Investment Life Holding Company (NYSE: AEL) (“American Equity” or the “Company”), a leading underwriter of index and fixed rate annuities, announced today the expiration and final results of its previously announced exchange offers to purchase for cash and newly issued shares of its common stock, any and all of its $200,000,000 principal amount of outstanding 3.50% Convertible Senior Notes due 2015 (the “2015 Notes”) and any and all of its $115,839,000 principal amount of outstanding 5.25% Contingent Convertible Senior Notes due 2029 (the “2029 Notes” and, with the 2015 Notes, the “Notes”). These exchange offers (each an “Exchange Offer” and, collectively, the “Exchange Offers”) expired at 12:00 midnight, New York City time, at the end of October 21, 2013 (the “Expiration Date”).
As of the expiration of the Exchange Offers, $72,338,000 in aggregate principal amount of 2015 Notes and $29,616,000 in aggregate principal amount of 2029 Notes were validly tendered and not properly withdrawn. The Company has accepted for exchange all the Notes that were validly tendered and not properly withdrawn. The Notes that were validly tendered and accepted for exchange by the Company constitute 36.17% of the outstanding aggregate principal amount of the 2015 Notes and 25.57% of the outstanding aggregate principal amount of the 2029 Notes.
The Company expects to settle the Exchange Offers on October 24, 2013 and to pay an aggregate of approximately $83,463,194 in cash (including accrued and unpaid interest and cash paid in lieu of fractional shares) and issue 2,079,295 shares of its common stock to purchase all of the 2015 Notes that were validly tendered and not properly withdrawn and to pay an aggregate of approximately $45,020,106 in cash (including accrued and unpaid interest and cash paid in lieu of fractional shares) and issue 1,039,485 shares of its common stock to purchase all of the 2029 Notes that were validly tendered and not properly withdrawn. Immediately following the settlement of the Exchange Offers, approximately $127,662,000 aggregate principal amount of 2015 Notes and approximately $86,223,000 aggregate principal amount of 2029 Notes will remain outstanding.
J.P. Morgan Securities LLC and Raymond James & Associates, Inc. are acting as dealer managers in connection with the Exchange Offers. Global Bondholder Services Corporation is acting as the exchange agent and information agent for the Exchange Offers.
This press release is for information purposes only and shall not constitute an offer to purchase, a solicitation of an offer to purchase, or an offer to sell or solicitation of an offer to sell any securities. The Company is making the Exchange Offers only by, and pursuant to, the terms and conditions of the Prospectuses, the Letters of Transmittal and the other materials related to the Exchange Offers. The Exchange Offers are subject to certain conditions, as more fully explained in the Prospectuses and the Letters of Transmittal, both of which were distributed to all applicable holders of the Notes. American Equity expressly reserves the right to waive these conditions in whole or in part at any or at various times in its sole discretion. None of the Company, its management or board of directors, the Dealer Managers, the Exchange Agent or the Information Agent makes any recommendation to any holder of Notes as to whether tender any Notes in the applicable Exchange Offer.
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Forward-looking statements typically are identified by the use of terms such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “project,” “intend,” “may,” “will,” “would,” “contemplate,” “possible,” “attempt,” “seek,” “should,” “could,” “goal,” “target,” “on track,” “comfortable with,” “optimistic” and similar words, although some forward-looking statements are expressed differently. Investors should consider statements that contain these words carefully because they describe the Company’s expectations, plans, strategies and goals and the Company’s beliefs concerning future business conditions, the Company’s results of operations, financial position, and the Company’s business outlook or they state other “forward-looking” information based on currently available information. The “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 7, 2013, provides examples of risks, uncertainties and events that could cause the Company’s actual results to differ materially from the expectations expressed in the Company’s forward-looking statements. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements.

There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect the Company’s results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by the Company or on the Company’s behalf.
ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of fixed annuity and life insurance products, with a primary emphasis on the sale of index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa.